Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-212128 and 333-266321) pertaining to the equity plans of WisdomTree, Inc. filed with the Securities and Exchange Commission on June 20, 2016 and July 25, 2022 of our reports dated February 28, 2023, with respect to the consolidated financial statements of WisdomTree, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of WisdomTree, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York

February 28, 2023